Exhibit 10.1

PRESS RELEASE

SOURCE:  Penge Corp

FOR IMMEDIATE RELEASE: October 5, 2007

HEADLINE:  PENGE CORP NOTICE TO SHAREHOLDERS

MIDLAND, TEXAS, October 5, 2007 – Penge Corp (PNGC) announced the following today:

Penge Corp has not currently been successful in raising the necessary capital to fund its operations and refinance its short-term debt and so it has taken the following steps to decrease negative cash flow:

Last week, Penge Corp closed its Texas Landscape Center retail nursery in Odessa, Texas. The grounds will be used as a short-term temporary growing facility. Also last week, Penge Corp gave back its 17 acre Montgomery, TX farm to Preston and Shirley Franks, DBA Sampres Tree Farm. These two steps will save the company over $15,000 a month in cash flow.

Penge Corp, as noted in our SEC filings over the past 2 ½ years, has a substantial amount of debt that the company has been attempting to refinance or restructure. While we have been successful in converting, refinancing, and restructuring almost 40% of our debt since January 1, 2007, the company is currently being served various demand letters for the repayment of hundreds of thousands of dollars in debt owed.

Last week, Penge Corp received 10 day demand letters from different creditors totaling over $500,000 in debt. Penge Corp will continue trying to work with these creditors to find an acceptable refinance/extension solution but should these creditors choose not to work with us on a refinance plan and sue us and receive a judgment against the company then this will impact our ability to continue as a going concern.

We also do not have the resources available to continue the expensive and time consuming task of remaining a fully reporting public company, so we will soon be moving our company public stock trading to the pink sheets.

Additional company information and archived press releases are now available on the newly redesigned www.pengecorp.com corporate website.

About Penge Corp

Penge Corp, a Delaware corporation, is a public corporation in the nursery business. Penge’s current holdings include two Texas Landscape Center retail nurseries in Midland and Odessa, Texas, and three wholesale growing facilities in Tucson, Arizona, Houston, Texas and Midland, Texas. Penge Corp maintains its principal offices in Midland, Texas.

Forward-looking Statements.  This Press Release does not constitute an offer of any securities for sale.  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  While these statements are made to convey the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward looking statements represent management’s opinion.  Actual company results may differ materially from those described.  The company’s operations and business prospects are always subject to risk and uncertainties.  A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:

Penge Corp (432) 683-8800

www.pengecorp.com